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                                  EXHIBIT 28.2


                              SUN SPORTSWEAR, INC.
                        1989 DIRECTOR STOCK OPTION PLAN


         1. Purpose. The purpose of the 1989 Director Stock Option Plan (the "Plan") of Sun Sportswear, Inc., a Washington corporation (the "Company") is to compensate non-employee members of the Company's Board of Directors and to provided a means for those directors to acquire shares of Company Common Stock.

         2. Definitions. The following terms used in this Plan have the meanings set forth below:

                 "Administrator" has the meaning given in Section 3.

                 "Annual Grant Date" means, for each calendar year, the date on which the shareholders of the Company have their regular annual meeting.

                 "Board" means the Board of Directors of the Company.

                 "Common Stock" means the common stock no par value of the Company.

                 "Eligible Director" means any person who is a member of the Board and who is not and was not at any time within one year prior to his or her election to the Board a full or part-time employee of the Company or of any subsidiary of the Company; provided, however, that David A. Sabey is not and cannot be an Eligible Director.

                 "Grant Date" means the Initial Grant Date or the Annual Grant Date, as appropriate.

                 "Initial Grant Date" means, with respect to each Eligible Director, the earlier of (i) the date such Eligible Director is first elected as a member of the Board, or (ii) October 2, 1993, except that the Initial Grant Date for Eligible Directors first elected to the Board prior to the initial public offering of Common Stock shall be the date upon which options are first granted under the Company's 1989 Employee Stock Option Plan.

                 "Option" means an option to purchase Shares granted under this Plan.

                 "Option Agreement" means the written agreement described in
Section 6.

                 "Shares" means shares of Common Stock.


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         3.      Administration.  This Plan shall be administered by the Board or by a committee composed of disinterested persons appointed by the Board, or by a disinterested person appointed by the Board (in each case, the "Administrator"), unless the Administrator determines that compliance with the foregoing provision is not necessary to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and any successor rule adopted by the Securities and Exchange Commission. "Disinterested Person" for these purposes shall have the meaning set forth in Rule 16b-3. All decisions, interpretations and other actions of the Administrator shall be final and binding on all persons. The Administrator may delegate nondiscretionary administrative duties to such employees of the Company or a subsidiary as it deems proper. No member of the Administrator shall be liable for any decision, act, or omission on such member's own part respecting this Plan, or any options granted or shares sold under this Plan, except for those acts or omissions resulting from such member's own willful misconduct.

         4.      Shares Subject to Plan.

                 (a) Aggregate Number. Subject to the other provisions of this Plan, the total number of shares with respect to which Options may be granted under this Plan is 60,000 shares of Common Stock. Shares delivered upon exercise of Options may be previously unissued shares, outstanding shares, or repurchased shares. All such delivered shares, however, whatever their source and whether or not repurchased by the Company in accordance with the terms of the Plan, shall be counted against the 60,000-share limitation.
Shares covered by Options that expire or terminate shall again become available for the grant of Options and shall not be counted against the 60,000-share limitation. The total number of shares with respect to which Options may be granted under the Plan is subject to adjustment as provided in the Plan.

                 (b) Rights as Shareholder. An Eligible Director shall have no rights as a shareholder with respect to Shares acquired by exercise of an Option until the issuance (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent) of a stock certificate evidencing the Shares. Subject to Sections (e) and (f) of this Plan, no adjustment shall be made for dividends or other events for which the record date is prior to the date the certificate is issued.

         5.      Nondiscretionary Grants.

                 (a) Initial Grant. On the Initial Grant Date, each Eligible Director, other than David J. Taylor, shall receive the grant of an Option to purchase 5,000 Shares, and David J. Taylor shall receive the grant of an Option to purchase 10,000 Shares.


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                 (b)      Regular Annual Grants.  On each Annual Grant Date,
immediately after the annual election of directors, each Eligible Director then in office shall receive the grant of an Option to purchase 1,000 Shares, provided that no Eligible Director shall receive under this Plan Options to purchase an aggregate of more than 20,000 Shares.

                 (c) Adjustment. The number of shares for which Options are granted in accordance with this Section 5 and the number of Shares subject to any Option shall be subject to adjustment in accordance with Section 6(e).

                 (d) Limitation on Other Grants. The Administrator shall have no discretion to grant Options under this Plan to any other person or in any other amount other than as set forth in Section 6(a) or (b) of this Plan.

         6. Terms of Option Agreements. Upon the grant of each Option, the Company and the Eligible Director shall enter into an Option Agreement which shall specify the Grant Date and the exercise price, and shall include or incorporate by reference the substance of all of the following provisions and such other provisions consistent with this Plan as the Board may determine:

                 (a) Term. The term of each Option shall be five years from its Grant Date, subject to earlier termination in accordance with Sections 6(f) or 6(g) of this Plan.

                 (b) Exercise Schedule. An Option shall be exercisable on its entirety on the first anniversary of the applicable Grant Date. An Option may exercised only in increments of 100 Shares or larger.

                 (c) Purchase Price. The purchase price of the Shares subject to each Option shall be the fair market value of the stock covered by the Option as of the Grant Date.

                 (d) Transferability. No Option shall be transferable otherwise than by will or the laws of descent and distribution. An Option shall be exercisable during the Eligible Director's lifetime only by the Eligible Director.

                 (e) Changes in Capital Structure. The existence of outstanding Options shall not affect the Company's right to effect adjustments, recapitalizations, reorganizations, or other changes in its or any other entity's capital structure or business, any merger or consolidation, any issuance of bonds, debenture, preferred or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company's or any other entity's assets or business, or any other corporate act, whether similar to the events described above or otherwise. Subject to Section 6(f) of this Plan, if the Common


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Stock is increased or decreased in number or changed into or exchanged for a different number or kind of securities of the Company or any other entity by reason of a stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation, acquisition, separation, reorganization, liquidation, or other event, appropriate adjustments shall be made in (i) the number and class of shares of stock subject to this Plan and each Option outstanding under this Plan, and (ii) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Administrator in its sole discretion.

                 (f) Acquisitions and Other Transactions. In connection with the dissolution or liquidation of the Company or a partial liquidation involving more than 50 % of the assets of the Company, a merger or reorganization of the Company in which another entity is the survivor, a merger or reorganization of the Company under which more than 50% of the shares of the Company outstanding prior to the merger or reorganization are converted into cash or into another security, a sale of more than 50% of the Company's assets, or a similar event which the Administrator determines would materially alter the structure of the Company or its ownership, the Administrator, upon 10 business days prior written notice to the Eligible Director, may do one or more of the following:

                 (i) shorten the period during which an Option is exercisable (provided it remains exercisable, to the extent otherwise exercisable, for at least 10 business days after the date the notice is given) and provide that Options not exercised prior to the effective date of the dissolution, liquidation, reorganization, merger, sale, or other event shall terminate upon the effective date of such event;

                 (ii) accelerate any vesting schedule to which an Option is subject;

                 (iii) arrange to have the surviving corporation grant reasonably equivalent replacement options with adjustments in the number and kind of securities and option prices; or

                 (iv) cancel Options upon payment to the Eligible Director in cash, with respect to each Option to the extent then exercisable, of an amount which, in the absolute discretion of the Administrator, is determined to be equivalent to any excess of the fair market value (at the effective time of the dissolution, liquidation, reorganization, merger, sale, or other event) of the consideration that the optionee would have received if the option had been exercised before the effective time over the exercise price of the option.


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The actions described in the Section may be taken without regard to any resulting tax consequences to the Eligible Director.

                 (g) Termination of Directorship; Death; Disability. If for any reason other than death or permanent and total disability, an Eligible Director ceases to be a member of the Board, Options held at the date of termination (to the extent then exercisable) may be exercised in whole or in part at any time within three months after the date of such termination, or such other period as is specified in the Option Agreement but not thereafter. Notwithstanding anything in the preceding sentence, if immediately before the Termination Date the Eligible Director is subject to Section 16(b) of the Exchange Act with respect to the Company's equity securities, then with respect to Options held by the Eligible Director, the period following the termination date during which an Option held by the optionee may be exercised shall be seven months. If an Eligible Director dies or becomes permanently and totally disabled (within the meaning of Section 422(e) (3) of the Code) while he or she is a member of the Board (or, in the event of death, within the period that the Option remains exercisable after the Eligible Director ceases to be a member of the Board), Options then held (to the extent exercisable on the date of death or permanent and total disability) may be exercised in whole or in part by the Eligible Director, by the Eligible Director's personal representative, or by the person to whom the Option is transferred by will or the laws of descent and distribution, at anytime within one year after the date of death or permanent and total disability of the Eligible Director or if lesser, the period specified in the Option Agreement. Notwithstanding any provision of this
Section 6(g), Options shall in no case be exercisable after the expiration date of the Option as provided in Section 5(a) of this Plan.

                 (h) Modification, Extension and Renewal of Options. Within the limitations of this Plan, the Administrator may modify, extend or renew outstanding Options or may accept the cancellation thereof (to the extent not previously exercised) for the granting of new Options in substitution therefor. Notwithstanding the foregoing, no Options granted pursuant to subsections 6(a) or 6(b) may be modified and no modification shall, without the consent of the Optionee, alter or impair his or her rights or obligations under an Option.

The failure by the Company, the Eligible Director, or both, to execute an Option Agreement shall not invalidate the grant of the Option; no Option shall be exercisable, however, until the written Option Agreement is executed by the Company and the Eligible Director.


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         7.      Payment and Taxes upon Exercise of Options.

                 (a) Payment. Except as provided below, payment in full, in cash or by check, shall be made for all stock purchased at the time the written notice of exercise of an option is given to the Company. Proceeds of any payment shall constitute general funds of the Company. At the option of an Eligible Director, the Eligible Director may make payment through delivery by the Eligible Director of Common Stock already owned by the Eligible Director for all or part of the option price. Any shares so delivered shall be valued at their fair market value as of the date of exercise of the Option, as determined under this Plan; provided, however, that if an Eligible Director has exercised any portion of any Option granted by the Company by delivery of Common Stock, the Eligible Director may not, within six months following such exercise, exercise any Option granted by this Plan by delivery of Common Stock.

                 (b)      Payment of Withholding and Employment Taxes.   At the
time of exercise of an Option, the Eligible Director shall remit to the Company in cash all applicable Federal, State, and Local withholding and employment taxes, including without limitation, FICA withholding tax, which, in the Administrator's judgment, may be payable in connection with the exercise or disposition.

                 (c) Election Regarding Tax Withholding. If and to the extent authorized by the Administrator, an Eligible Director may make an election, by means of a form of election to be prescribed by the Administrator, to have shares of Common Stock which are acquired upon exercise of the Option withheld by the Company, or to tender to the Company other shares of Common Stock or other securities of the Company owned by the Eligible Director (if such shares have been held by the Eligible Director for at least six months), to pay all or a portion of the Federal, State, and Local withholding taxes, including FICA withholding tax, arising in connection with the exercise of such Option. Any securities so withheld or tendered will be valued by the Company as of the date of determination of the amount of tax to be withheld as a result of exercise of such option (the "Tax Date"). All such elections are subject to the following restrictions:

                 (i)  the election shall be irrevocable;

                 (ii)  the election must be made on or prior to the Tax
Date; and

                 (iii) the election is subject at all times to the disapproval of the Administrator.

In addition, if the Eligible Directors of the Company are subject to Section 16 of the Exchange Act (such persons referred to as


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"Section 16 Persons"), any such election by an Eligible Director who is a
Section 16 Person shall be subject to the following additional limitations:

                 (iv) the election may not be made within six months of the grant date of the Option the exercise of which resulted in the tax withholding obligation (except that this limitation shall not apply in the event of death or disability of such person occurring prior to the expiration of the six-month period); and

                 (v) such election must be made either (A) at least six months prior to the Tax Date, or (B) in any ten business-day period beginning on the third business day following the date of release by the Company for publication of quarterly or annual summary statements of sales or earnings of the Company.

When the Tax Date of a Section 16 Person is deferred until six months after the exercise of an Option and the person makes the share withholding election described in this paragraph, then the full number of Shares for which the Option is being exercised shall be issued to the person upon exercise of the Option, but the person shall be unconditionally obligated to tender back and deliver to the Company the proper number of shares of Common Stock on the Tax Date. The Administrator may adopt procedures which would allow an Eligible Director, as part of the election described in this paragraph, to pay withholding taxes in excess of the statutory minimum, as long as the amount paid does not exceed the Eligible Director's estimated total Federal, State, and Local tax obligations associated with the transaction, including FICA taxes to the extent applicable.

         8. Use of Proceeds. Proceeds from the sale of Shares pursuant to this Plan shall be used by the Company for general corporate purposes.

         9. Determination of Value. For purposes of the Plan, the value of Shares or other securities of the Company shall be determined as follows:

                 (a) If the security is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers Automated Quotation System, its fair market value shall be the closing sales price for the Security or the closing bid if no sales were reported, as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication.

                 (b) If the security is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and


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low asked prices for the security on the date the value is to be determined (or if there are no quoted prices for that date, then for the last preceding business day on which there were quoted prices).

                 (c) In the absence of an established market for the security the fair market value shall be determined in good faith by the Administrator, with reference to the Company's net worth, prospective earning power, dividend-paying capacity and other relevant factors, including the goodwill of the Company, the economic outlook in the Company's industry, the Company's position in the industry and its management, and the values of stock of other corporations in the same or a similar line of business.

         10. Legal Requirements. No option shall be granted or exercised if the Company or its counsel determines that such grant or exercise would not be in compliance with Federal or State securities laws. The Company shall be under no obligation, however, to determine compliance with such laws.

         11. Amendment or Termination of Plan. The Board of Directors may amend, alter, suspend, or discontinue this Plan at any time, except that the provisions of this Plan relating to (i) the persons eligible to receive Options; (ii) the timing of grants of Options; (iii) the amounts of securities to be granted to individual recipients of Options; or (iv) the requirement of administration by a disinterested person or persons, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules thereunder, unless the Administrator determines that compliance with the foregoing provision is not necessary to comply with Rule 16b-3. Notwithstanding any provision of this Plan or any Option Agreement, this Plan shall automatically terminate,and any Options outstanding under this Plan shall automatically terminate, if the Company does not complete the initial public offering of its Shares by December 31, 1989. Without the consent of the holder of the Option, no amendment may affect outstanding Options except to conform this Plan and Options granted under this Plan to Federal tax or other laws relating to Options. No amendment shall require shareholder approval unless

                 (a)  the amendment would:

                 (i) increase the total number of shares reserved for issuance under this Plan or issuable to any individual under this Plan;

                 (ii)  extend the term of this Plan;

                 (iii) change the class of persons eligible to receive Options under this Plan;


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                 (iv)  change the timing of the grants of Options under this
Plan, or

                 (b) the Board concludes that shareholder approval is otherwise advisable in order to comply with the provisions of Rule 16b-3 or otherwise, unless the Board determines that compliance with the foregoing provisions is not necessary to comply with Rule 16b-3. The Administrator may also, at any time without shareholder approval, amend the terms of any Option outstanding under the Plan, provided that the Eligible Director consents to such amendment.

         12. Shareholder Approval and Term. This Plan shall be subject to approval by the holders of a majority of the outstanding voting stock of the Company within 12 months after its adoption by the Board. Options may be granted, but not exercised, before the shareholders approve this Plan.
However, if the shareholders fail to approve the Plan within the required time period, any Options granted under this Plan shall be cancelled. This Plan shall terminate ten years after adoption by the Board unless terminated earlier by the Board. The Board may terminate this Plan at any time without shareholder approval. No Options shall be granted after termination of this Plan, but termination shall not affect rights and obligations under then outstanding Options.

                            * * * * * * * * * * * *

Plan adopted by the Board of Directors on:  October 2, 1989
Plan approved by the Sole Shareholder on:  October 2, 1989


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